Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Leigh Parrish / Stephanie Rich
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS SECOND QUARTER 2011 RESULTS
Provides Details on Expanded Credit Facility

Updates Outlook for Full Year 2011
East Rutherford, N.J. — August 16, 2011 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended June 30, 2011 (“Q2 2011”).
Summary Results

	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
(in millions, except per share data)	2011	2010	Change	2011	2010	Change
Net sales	$60.3	$67.9	(11.2)%	$120.1	$129.4	(7.2)%
Net (loss) income	$(4.0)	$4.5	—	$(4.2)	$7.9	—
Net (loss) income per diluted share	$(0.18)	$0.20	—	$(0.19)	$0.36	—
Adjusted net income*	$2.0	$4.5	(55.6%)	$3.7	$7.9	(53.8%)
Adjusted net income per diluted share*	$0.09	$0.20	(55.0%)	$0.17	$0.36	(52.8%)

*
“Adjusted net income” and “Adjusted net income per diluted share” for each of Q2 2011 and the six month period ended June 30, 2011 (the “2011 YTD Period”) are non-GAAP financial measures, which are described in detail under the heading “Non-GAAP Information” below and are reconciled to GAAP measures in the table at the end of this release. No adjustments have been made to reported net income or reported net income per diluted share for the three month period ended June 30, 2010 (“Q2 2010”) or the six month period ended June 30, 2010 (the “2010 YTD Period”).

Bruce G. Crain, President and Chief Executive Officer, commented, “Our sales performance for the second quarter was in line with our previously announced expectations, despite the difficult macro environment. We continue to navigate very challenging conditions, which include industry pressures in our core product categories due to continued consumer weakness, cautious inventory management at our retailer partners and the competitive environment. Notwithstanding these pressures, we continue to focus on numerous new product programs, which are expected to launch in the second half of 2011 and throughout 2012. We believe these product initiatives are critical growth activities, and are intended to help offset some of the overall market weakness. Long-term, we remain confident in the fundamental strengths of our multi-brand infant and juvenile market position, growth prospects, and the supportive demographic trends that we expect to emerge over the next several years.”

Second Quarter 2011 Results
Net sales for Q2 2011 were $60.3 million, consistent with net sales in the first quarter of 2011, and a decrease of 11.2% as compared to $67.9 million for Q2 2010. This decrease was primarily the result of lower sales volume at LaJobi (down approximately 22.8%), Sassy (down approximately 16.0%) and Kids Line (down approximately 2.3%), partially offset by growth at CoCaLo (up approximately 21.0%).
Gross profit was $14.3 million, or 23.8% of net sales, for Q2 2011, as compared to $20.7 million, or 30.5% of net sales, for Q2 2010. Gross profit decreased primarily as a result of: (i) a $2.2 million accrual related to anticipated customs duty payment requirements (relating to the period from August 2006 through June 2011) for Kids Line and CoCaLo resulting from a recently initiated and ongoing review of customs compliance practices at our operating subsidiaries (the “Customs Review Accrual”); (ii) additional costs of approximately $0.7 million related to implementation of new crib safety standards and related remediation efforts to bring certain LaJobi cribs into compliance with such standards (the “Crib Compliance Costs”); (iii) additional inventory reserves of approximately $0.8 million primarily related to a discontinued Kids Line product program; (iv) $0.2 million of increased warehouse expense as a result of higher inventory levels; and (v) on an absolute basis, lower net sales, all of which was partially offset by a reduction in customer allowances (which was partially due to the lower net sales base).
Selling, general and administrative expense was $14.8 million, or 24.5% of net sales, for Q2 2011, as compared to $12.8 million, or 18.9% of net sales, for Q2 2010. The increase in SG&A expense was primarily attributable to: (i) a $1.1 million accrual (the “TRC Lease Accrual”) for potential liabilities to the landlord under a previously disclosed lease assigned to The Russ Companies, Inc. (“TRC”) in connection with the sale to TRC of our former gift business in December 2008 (the “Gift Sale”); and (ii) $0.7 million of costs incurred in connection with the Company’s internal investigation of LaJobi import activities and Asia staffing practices and related litigation costs (“LaJobi Investigation Costs”).
As a result of prior discussions with TRC with respect to the potential restructuring of the consideration received by KID in the Gift Sale, KID had been accruing, but not paying (since December 2009), amounts owed to TRC and certain of its subsidiaries for the sublease of office and warehouse space (and related services) under a transition services agreement. The settlement agreement executed in connection with TRC’s bankruptcy filing includes, among other things, a set-off against the note payable by TRC to KID of all amounts owed by KID and its subsidiaries to TRC and its subsidiaries, including the sublease and related amounts discussed above. As a result, such amounts ($2.0 million) were set-off and were taken into income in Q2 2011 by reducing the valuation allowance previously recorded in June 2009 against the note receivable from the Gift Sale (the “TRC Valuation Reserve Adjustment”).
Other expense was $1.1 million for Q2 2011, as compared to $0.8 million for Q2 2010. Other expense for Q2 2011 reflects: (i) a favorable change of $0.2 million in the fair market value of an interest rate swap agreement in Q2 2010, which was not a factor in Q2 2011; and (ii) $0.2 million of interest expense recorded in Q2 2011 associated with anticipated customs duty payment requirements, partially offset by a $0.1 million reduction in interest expense due to lower borrowings and lower borrowing costs.

Income tax provision for Q2 2011 was $4.4 million on pre-tax income of $0.4 million, as compared to $2.6 million on pre-tax income of $7.1 million for Q2 2010. The Q2 2011 provision was negatively impacted primarily by two discrete items: (i) a $3.6 million change in valuation allowance against deferred tax assets associated with the Gift Sale in light of the TRC bankruptcy; and (ii) a $0.6 million adjustment to a state deferred tax asset as a result of the enactment of a single sales factor in New Jersey.
As a result of the foregoing, net loss for Q2 2011 was $4.0 million, or $(0.18) per diluted share, as compared to net income of $4.5 million, or $0.20 per diluted share, for Q2 2010.
Non-GAAP adjusted net income for Q2 2011 was $2.0 million, or $0.09 per diluted share, as compared to net income of $4.5 million, or $0.20 per diluted share, for Q2 2010 (no adjustments were made to Q2 2010 net income, as reported). Non-GAAP adjusted net income for Q2 2011 reflects adjustments to net loss, as reported, to exclude the effect of the following items and the related assumed tax effects thereof at an assumed rate of 39% (collectively, the “Q2 2011 Charges”): (i) the income tax provision; (ii) the $2.2 million Customs Review Accrual; (iii) the $1.1 million TRC Lease Accrual; (iv) the $0.7 million of LaJobi Investigation Costs; (v) $0.7 million of Crib Compliance Costs; (vi) $0.2 million of interest expense on anticipated customs duty payment requirements; and (vii) the $2.0 million of income from the TRC Valuation Reserve Adjustment.
2011 YTD Period
Net sales for the 2011 YTD Period decreased 7.2% to $120.1 million, as compared to net sales of $129.4 million for the 2010 YTD Period. This decrease was primarily the result of lower sales volume at LaJobi (down approximately 17.6%) and Kids Line (down approximately 4.7%), partially offset by sales volume growth at CoCaLo (up approximately 12.6%) and Sassy (up approximately 6.7%).
Net loss for the 2011 YTD Period was $4.2 million, or ($0.19) per diluted share, compared to net income of $7.9 million, or $0.37 per diluted share.
Non-GAAP adjusted net income for the 2011 YTD Period was $3.7 million, or $0.17 per diluted share, as compared to net income of $7.9 million, or $0.36 per diluted share, for the 2010 YTD Period (no adjustments were made to the 2010 YTD Period net income, as reported). Non-GAAP adjusted net income for the 2011 YTD Period reflects adjustments to net loss, as reported, to exclude the effect of the following items and the related assumed tax effects thereof at an assumed rate of 39%: (i) the Q2 2011 Charges; and (ii) the following previously disclosed items recorded during the three months ended March 31, 2011 (collectively, the Q1 2011 Charges”): (x) $2.4 million of LaJobi investigative costs; (y) a $0.3 million accrual for additional anticipated LaJobi import duties; and (z) $0.2 million of costs incurred in connection with the customs matters at LaJobi, including interest on additional anticipated import duties and fees associated with the Q1 2011 amendment to the Company’s credit agreement.

2011 Outlook
The Company has updated its outlook for the full year 2011 based on current business trends, and the expectation that softness in consumer purchases within core product categories will persist through the end of the year and that there will be continued conservative inventory management at key retailers as a result of an uncertain consumer environment. As a result of the foregoing, the Company currently estimates that net sales for the full year 2011 will be down approximately 7% to 8% compared to the prior year and that non-GAAP adjusted net income per diluted share will be in the range of $0.40 to $0.42. This outlook assumes an effective tax rate of 39%.
The above outlook is contingent upon the currently anticipated performance of core product lines and several new product launches, management’s assumptions about the macroeconomic environment, specific retailer inventory policies and the actual shipment timing of key new and replenishment product programs.
New Credit Facility
As of August 8, 2011, the Company refinanced its prior credit facility. The refinanced facility provides for a $175 million revolving credit facility, with an accordion option feature that could increase the facility by up to an additional $35 million, subject to certain conditions. The refinanced facility is led by Bank of America/Merrill Lynch, together with a syndicate of five additional lenders. The facility amends and restates the Company’s prior term loan and revolving credit facility, which were scheduled to mature on April 1, 2013. The refinancing, among other things, provides increased borrowing capacity and cash utilization and transaction flexibility; eliminates borrowing base limitations and debt amortization requirements; and lowers minimum and maximum interest rate margins.
Mr. Crain concluded, “Although the environment is challenging as retailers and consumers remain cautious, we continue to be encouraged by our market position as well as the attractive fundamentals and our belief in the longer-term outlook of the infant and juvenile industry. We look forward to an improved 2012, as we expect to reap benefits from the investments we are making in our business and our brands during 2011, notwithstanding the challenged performance for this year. We are also pleased that our bank group continues to support our business by providing greater borrowing capacity and additional financial flexibility.”
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, August 16, 2011, may be accessed by dialing 888-208-1815 or 719-325-2159, access code: 2400085. Additionally, a webcast of the call can be accessed at www.kidbrands.com, www.earnings.com, or http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=4171560, and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through August 17, 2011, by dialing 877-870-5176 or 858-384-5517, access code: 2400085.

Non-GAAP Information
In this release, certain financial measures for Q2 2011 and the 2011 YTD Period are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for Q2 2011 and the 2011 YTD Period are non-GAAP financial measures.
Adjusted net income is defined as net (loss)/income, plus/minus certain items, after giving effect to an assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for Q2 2011 exclude the Q2 2011 Charges, and Adjusted net income and Adjusted net income per diluted share for the 2011 YTD Period exclude the Q2 2011 Charges and the Q1 2011 Charges and, in each case, give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate. In addition, adjusted net income per diluted share for Q2 2011 and the 2011 YTD Period also includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such periods, because the Company was in a net loss position for such periods, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for each of Q2 2011 and the 2011 YTD Period, however, such shares were included.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. As a result, the non-GAAP financial measures presented in this release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to this press release.
Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and décor, food preparation and nursery appliances, and diaper bags (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products under various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrands.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$60,292	$67,921	$120,128	$129,395

Cost of sales	45,954	47,215	89,524	90,021

Gross profit	14,338	20,706	30,604	39,374

Selling, general and administrative expenses	14,788	12,810	30,158	24,823

TRC valuation reserve	(2,000)	—	(2,000)	—

Operating income	1,550	7,896	2,446	14,551

Other (expense) income:
Interest expense, including amortization and write-off of deferred financing costs	(1,194)	(883)	(2,296)	(2,064)
Other, net	58	44	103	272

	(1,136)	(839)	(2,193)	(1,792)

Income from operations before income tax provision	414	7,057	253	12,759

Income tax provision	4,376	2,581	4,428	4,815

Net (loss) income	$(3,962)	$4,476	$(4,175)	$7,944

Basic (loss) earnings per share:	$(0.18)	$0.21	$(0.19)	$0.37

Diluted (loss) earnings per share:	$(0.18)	$0.20	$(0.19)	$0.36

Weighted average shares:
Basic	21,650,000	21,545,000	21,642,000	21,545,000

Diluted	21,650,000	22,028,000	21,642,000	21,920,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
Cash and cash equivalents	$1,712	$1,075
Accounts receivable, net	44,578	55,270
Inventories, net	53,277	48,564
Other current assets	10,404	10,522
Long-term assets	120,943	127,065

Total assets	$230,914	$242,496

Short-term debt	$—	$32,121
Other current liabilities	37,899	40,101
Long-term liabilities	68,091	42,292

Total liabilities	105,990	114,514

Shareholders’ equity	124,924	127,982

Total liabilities and shareholders’ equity	$230,914	$242,496

KID BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Except for Share and Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
To arrive at Adjusted net income and Adjusted net income per diluted share (1):

Net (loss) income, as reported	$(3,962)	$4,476	$(4,175)	$7,944

Less: income tax provision	4,376	2,581	4,428	4,815

Income (from continuing operations before income tax)	414	7,057	253	12,759

Add: LaJobi Investigation Costs (included in SG&A)	708	—	3,118	—

Add: Aggregate Customs accruals
(portion included in cost of sales)	2,162	—	2,489	—
(portion included in interest expense)	246	—	301	—

Add: Crib Compliance Costs (included in cost of sales)	677		677

Add: LaJobi Customs bank amendment expenses (included in interest expense)	—	—	131	—

Add: TRC Lease Accrual (included in SG&A)	1,051	—	1,051	—

Less: TRC Valuation Reserve Adjustment (included in TRC valuation reserve)	(2,000)		(2,000)

Less: Tax impact of above items (using assumed 39% effective rate for Q2 2011 and 2011 YTD Period and actual rate for Q2 2010 and 2010 YTD Period)	(1,271)	(2,581)	(2,348)	(4,815)

Adjusted net income	$1,987	$4,476	$3,672	$7,944

Adjusted net income per diluted share	$0.09	$0.20	$0.17	$0.36

Weighted-average diluted shares outstanding, as reported	21,650,000	22,028,000	21,642,000	21,920,000
Weighted-average diluted shares outstanding, as adjusted(1)	21,818,000	22,028,000	21,857,000	21,920,000

(1)
The adjustments to net loss, as reported, in Q2 2011 and the 2011 YTD Period were not applicable for Q2 2010 and the 2010 YTD Period and, as a result, no adjustments to net income, as reported, were made for such periods, which are shown in the “adjusted” row in the table above for comparative purposes only. The Company believes this comparison enables its investors to evaluate and compare its results in a more meaningful and consistent manner (by excluding specific items from appropriate periods which are not reflective of ongoing operating results). For Q2 2011 and the 2011 YTD Period, the Company was in a net loss position on a reported (GAAP) basis and, accordingly, the weighted-average diluted shares outstanding excluded certain shares underlying in-the-money stock appreciation rights because inclusion of such shares would have been anti-dilutive. In the computation of “Adjusted net income per diluted share” for Q2 2011 and the 2011 YTD Period, however, such shares were included.